December 29, 2010
FOR IMMEDIATE RELEASE

RAYMOND JAMES TO ACQUIRE
HOWE BARNES HOEFER & ARNETT, INC.

ST. PETERSBURG, FL – Raymond James Financial, Inc. announced today that it has entered into a definitive merger agreement to acquire Howe Barnes Hoefer & Arnett, Inc. Through this transaction, Raymond James will expand both its capital markets presence in the community and regional bank and thrift sector, and its Private Client Group.

“This acquisition reflects Raymond James’ growth strategy as we expand our already significant capital markets reach while adding to our strong private client presence in some key markets,” said the firm’s CEO, Paul Reilly. “The Howe Barnes professionals bolster our existing expertise in the financial institutions sector – an area of focus for our Equity Capital Markets team.”

Howe Barnes is one of the nation’s leading middle-market full-service brokerage firms focusing on depository institutions, providing its clients with equity research, sales, trading, and investment banking services. In addition to its equity capital market activities, the company provides private wealth management solutions for over 4,500 clients totaling over $1.9 billion in assets under management. Founded in 1915, Howe Barnes employs 115 associates and is headquartered in Chicago.

“We are extremely excited to have the Howe Barnes professionals join our firm,” said Jeff Trocin, executive vice president and head of the firm’s Equity Capital Markets unit. “The deep industry knowledge and client relationships Howe Barnes brings in the community and regional bank and thrift sector will complement Raymond James’ existing business with depository institutions and expand our firm’s reach in an area that we view as highly strategic to our overall growth objectives. This transaction reflects our deep commitment to clients in this sector.”

“We look forward to welcoming the Howe Barnes team into the Raymond James family,” added Raymond James & Associates President Dennis W. Zank. “We are continually evaluating opportunities to expand our Private Client Group through the addition of talented professionals like those at Howe Barnes, and are very pleased to have them join our platform.”

As part of the transaction, Howe Barnes Chairman and CEO Dan Coughlin will join Raymond James as a managing director of Investment Banking and will co-head the Raymond James Financial Institutions practice with managing director Patrick DeLacey.

“With the addition of Howe Barnes, we will be better positioned to capitalize on the expected consolidation of the community and regional bank and thrift industry,” noted DeLacey. “Howe Barnes’ overall practice is well-aligned with Raymond James’ existing investment banking, research, sales and trading businesses, and we are excited by the prospects of bringing our complete product offering, including financial advisory, equity and fixed income brokerage, and wealth management services, to Howe Barnes’ clients.”

Mr. Coughlin added; “We are proud to be combining with such a high quality and well regarded organization.  Raymond James provides us the necessary resources and expertise to serve and expand products and services for all of our private client, community and regional bank and institutional clients.  I am very pleased to maintain my close working relationship with Bill Sammon, Howe Barnes’ senior vice president of Equity Capital Markets, and his team who will continue to provide important equity sales and trading support for the community and regional bank and thrift sector.”

Raymond James was advised by its wholly owned subsidiary, Raymond James & Associates, Inc., and was represented by Foley & Lardner LLP. Howe Barnes was advised by River Branch Capital and was represented by Chapman and Cutler LLP. The terms of the transaction, which is expected to close on or about March 31, 2011 subject to regulatory approvals and other customary conditions, will not be disclosed.

About Raymond James Financial
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 5,300 financial advisors serving 1.9 million accounts in 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $254 billion, of which approximately $31 billion are managed by the firm’s asset management subsidiaries. The firm’s website is raymondjames.com.

To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

About Howe Barnes Hoefer & Arnett
Established in 1915, Howe Barnes Hoefer & Arnett, Inc. is a full service brokerage firm headquartered in Chicago. Its equity capital markets department specializes in sales, trading, research and investment banking services for community banks and thrifts. Through its private client services department, the firm provides investment advice and products to both individual and institutional customers. Howe Barnes Hoefer & Arnett is the exclusive provider of capital markets services for the Independent Community Bankers of America (ICBA).

For more information, contact Steve Hollister at 727-567-2824.

Please visit the Raymond James Press Center at raymondjames.com/media.